As filed with the Securities and Exchange Commission on June 18, 2002
Registration No. 333-89266

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONCEPTUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1021 Howard Avenue San Carlos, California 94070 (650) 802-7240	94-3170244
(State of incorporation)		(I.R.S. Employer Identification No.)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven Bacich
President and Chief Executive Officer
Conceptus, Inc.
1021 Howard Avenue
San Carlos, California 94070
(650) 802-7240
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael W. Hall, Esq. Latham & Watkins 135 Commonwealth Drive Menlo Park, California 94025 (650) 328-4600	Donald J. Murray, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

        This Amendment No. 2 is being filed solely for the purpose of filing additional exhibits to the Registration Statement. This Amendment No. 2 does not contain a copy of the Prospectus included in the Registration Statement, which is unchanged from Amendment No. 1 filed on June 4, 2002.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee, the NASD filing fee and The Nasdaq National Market listing fee.

SEC registration fee	$7,986
NASD filing fee	9,180
Nasdaq listing fee	17,500
Printing and engraving expenses	100,000
Legal fees and expenses	250,000
Accounting fees and expenses	150,000
Miscellaneous expenses	65,334

Total	$600,000

Item 15.    Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Registrant’s Certificate of Incorporation provides that to the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Registrant’s bylaws provide that the Registrant must indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant.

The Registrant’s bylaws provide that the Registrant must indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant.

Pursuant to its bylaws, the Registrant has the power to purchase and maintain a directors and officers liability policy to insure its officers and directors against certain liabilities.

Part II

Item 16.    Exhibits.

Exhibit Number	Description

1.1*	Form of Underwriting Agreement
3.1(1)	Amended and Restated Certificate of Incorporation of Registrant
3.2+	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Registrant
3.3(1)	Bylaws of Registrant
5.1*	Opinion of Latham & Watkins
23.1+	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.2+	Consent of Ernst & Young LLP, Independent Auditors
23.3	Consent of Latham & Watkins (included in Exhibit 5.1)
24.1*	Power of Attorney (included in signature page)

*	Filed herewith
+	Previously filed.
(1)
Incorporated by reference to identically numbered exhibits filed in response to Item 16(a), “Exhibits,” of the Registrant’s Registration Statement on Form SB-2, as amended (File No. 33-99890-LA), which became effective on February 1, 1996.

Part II

Item 17.    Undertakings.

(i)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(ii)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(iii)    The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Part II

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, California, on this 18th day of June, 2002.

CONCEPTUS, INC.

By:  /s/    STEVEN BACICH

Steven Bacich
President and Chief Executive Officer

Power of attorney

Each person whose signature appears below constitutes and appoints Steven Bacich and Glen K. Furuta, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ STEVEN BACICH Steven Bacich	President, Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2002

/S/ GLEN K. FURUTA Glen K. Furuta	Vice President, Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	June 18, 2002

/S/ FLORENCE COMITE Florence Comite	Director	June 18, 2002

/S/ SANFORD FITCH Sanford Fitch	Director	June 18, 2002

/S/ MARIE-HELENE PLAIS-COTREL Marie-Helene Plais-Cotrel	Director	June 18, 2002

/S/ RICHARD D. RANDALL Richard D. Randall	Director	June 18, 2002

/S/ KATHRYN TUNSTALL Kathryn Tunstall	Director	June 18, 2002

/S/ PETER L. WILSON Peter L. Wilson	Director	June 18, 2002

Index of exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1(1)	Amended and Restated Certificate of Incorporation of Registrant
3.2+	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Registrant
3.3(1)	Bylaws of Registrant
5.1*	Opinion of Latham & Watkins
23.1+	Consent of PricewaterhouseCoopers LLP
23.2+	Consent of Ernst & Young LLP, Independent Auditors
23.3	Consent of Latham & Watkins (included in Exhibit 5.1)
24.1*	Power of Attorney (included in signature page)

*	Filed herewith
+	Previously filed.
(1)
Incorporated by reference to identically numbered exhibits filed in response to Item 16(a), “Exhibits,” of the Registrant’s Registration Statement on Form SB-2, as amended (File No 33-99890-LA), which became effective on February 1, 1996.